UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2013

WORLD MOTO, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-54694	77-0716386
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		No.)

131 Thailand Science Park INC-1 #214
Phahonyothin Road
Klong1, Klong Luang
Pathumthani 12120 Thailand	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 840-8781

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.           Entry into a Material Definitive Agreement

On December 2, 2013, World Moto Co., Ltd., a wholly-owned Thailand based subsidiary (“WM Thailand”) of World Moto Inc., a Nevada corporation (the “Company”), entered into a Purchase and Licensing Agreement (the “Agreement”) with Mobile Advertising Ventures Ltd. (“MAV”).

Pursuant to the terms of the Agreement, MAV will purchase 10 initial “Wheelies” from WM Thailand at a purchase price of $35,000, and will have an option to purchase an additional 190 Wheelies at a purchase price of $3,500 per unit. WM Thailand also grants a non-exclusive license to MAV for the use of its software in connection with the operation of the Wheelies in consideration for a fee based on net revenue per quarter from advertising sales relating to the use of the Wheelies.

The agreement has a term of five years and may be terminated by either party upon substantial breach of a material provision, or by WM Thailand if MAV undergoes a change in control or is subject to a bankruptcy proceeding. WM Thailand may also terminate the Agreement for any reason after the third year of the term upon ninety (90) days’ notice. Additionally, WM Thailand warrants that the equipment provided under the Agreement is free from defects in material or workmanship for a period of three hundred and sixty (360) days from delivery.

The foregoing description is qualified in its entirety by reference to the Agreement filed as Exhibit 10.1 attached hereto and incorporated herein by reference. A copy of the press release issued by the Company in connection with its entry into the Agreement is included as Exhibit 99.1 attached hereto.

SECTION 9 – FINANCIAL STATEMENT AND EXHIBITS

Item 9.01.           Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit Description

10.1	Purchase and Licensing Agreement by and between World Moto Co., Ltd. and Mobile Advertising Ventures Ltd., dated as of December 2, 2013

99.1	Press Release, dated December 2, 2013

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD MOTO, INC.

Date: December 5, 2013	By:	/s/ Paul Giles
Paul Giles
Chief Executive Officer